EXHIBIT 10.16

LATITUDE COMMUNICATIONS, INC.

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is made by and between Latitude Communications, Inc., a Delaware corporation (the “Company”), and Emil Wang (“Employee”).  The Company has determined that it is necessary to terminate the employment of Employee and Employee has agreed to release the Company from any claims arising from or related to his employment.  In consideration of the mutual promises made herein, the Company and Employee (collectively referred to as the “Parties”) hereby agree as follows:

1.             Termination of Employment.  Employee and the Company acknowledge and agree that Employee’s employment as former Chief Executive Officer of the Company terminated effective as of the close of business on September 30, 2002 (the “Termination Date”).  On such date, the Company paid Employee for (a) all salary, other than bonus, owed through the Termination Date (subject to applicable tax withholding), and (b) all accrued but unused vacation and floating days of Employee at Employee’s final rate of pay (subject to applicable tax withholding).

2.             Consideration.  In consideration for the release of claims set forth below and other obligations under this Agreement, and provided this Agreement is signed by Employee and not revoked under Section 5 below, the Company agrees to provide the following severance benefits to Employee following the Effective Date of this Agreement:

(a)           The Company shall pay Employee, on the Effective Date, a lump sum payment equal to twelve (12) months of his final base rate of salary, reduced by applicable tax withholding.

(b)           The Company shall pay Employee, by October 31, 2002, all bonus amounts owed Employee through the Termination Date, reduced by applicable tax withholding.

(c)           If Employee timely and accurately elects to continue his current plan elections for group health, dental and vision insurance benefits under COBRA, the Company agrees to pay the applicable COBRA premiums for himself and his currently enrolled dependents until the earlier of  September 30, 2003 or the date on which Employee becomes eligible for insurance coverage from another employer.  Employee is required to notify the Company within five (5) business days of the date on or before September 30, 2003, on which he becomes eligible for other insurance.

(d)           Employee has the option to purchase the laptop, its operating system and associated accessories, previously issued to him by the Company, for $1,000.  If this option is taken, the money will be deducted out of his severance payment.  Or, the Employee will be permitted to retain possession of the laptop, its operating system and associated accessories, through November 15, 2002.  If Employee chooses not to take the purchase option, he explicitly acknowledges and agrees that he is fully financially responsible for any loss of or damage to the computer following the Termination Date.

3.             No Other Payments Due. Employee acknowledges and agrees that, as of the Termination Date, Employee has received all salary, accrued vacation, bonuses, compensation or other such sums due to Employee as of the Termination Date other than amounts, if any, to be paid after the Termination Date pursuant to this Agreement.  As of the Termination Date, in light of the payment to be made by the Company of all wages due, or to become due to Employee, the Parties further acknowledge and agree that California Labor Code Section 206.5 is not applicable to the Parties hereto.  That section provides in pertinent part as follows:

NO EMPLOYER SHALL REQUIRE THE EXECUTION OF ANY RELEASE OF ANY CLAIM OR RIGHT ON ACCOUNT OF WAGES DUE, OR TO BECOME DUE, OR MADE AS AN ADVANCE ON WAGES TO BE EARNED, UNLESS PAYMENT OF SUCH WAGES HAS BEEN MADE.

4.             Release of Claims. In consideration for the obligations of the Company set forth in this Agreement, Employee, on behalf of himself and his heirs, executors, administrators and assigns, hereby fully and forever releases the Company and its current and former officers, directors, employees, investors, stockholders, administrators, attorneys, predecessor and successor corporations and assigns, of and from any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that he may possess arising from any omissions, acts or facts that have occurred up until and including the date of this Agreement including, without limitation:

(a)           any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship, including but not limited to any claims for wages, salary, bonus, compensation, deferred compensation, or other cash payments;

(b)           any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of the capital stock of the Company;

(c)           any and all claims for wrongful discharge of employment; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; negligence; and defamation;

(d)           any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the California Fair Employment and Housing Act, Labor Code Section 1197.5, and any family and medical leave acts;

(e)           any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

(f)            any and all claims for attorneys’ fees and costs.

Employee agrees that the release set forth in this Section 4 shall be and remain in effect in all respects as a complete general release as to the matters released.  This release does not extend to any obligations incurred or specified under this Agreement.

5.             Acknowledgment of Waiver of Claims under ADEA.  Employee acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary.  Employee and the Company agree that this waiver and release does not apply to any rights or claims that may arise under ADEA after the Effective Date (as defined in Section 17 below) of this Agreement.  Employee acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Employee was already entitled.  Employee further acknowledges that he has been advised by this writing that (a) he should consult with an attorney prior to executing this Agreement; (b) he has at least twenty-one (21) days within which to consider this Agreement; (c) he has seven (7) days following his execution of this Agreement to revoke the Agreement (the “Revocation Period”).  This Agreement shall not be effective until the Revocation Period has expired.

6.             Civil Code Section 1542. Employee represents that he is not aware of any claim by him other than the claims that are released by this Agreement.  Employee acknowledges that he has been advised by legal counsel and is familiar with the provisions of California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Employee, being aware of said Code section, agrees to expressly waive any rights he may have thereunder, as well as under any other statute or common law principles of similar effect.

7.             Confidentiality.  The Parties each agree to use their best efforts to maintain in confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as “Settlement Information”), except as provided herein.  Each Party hereto agrees to take every reasonable precaution to prevent disclosure of any Settlement Information to third parties, and each agrees that there will be no publicity, directly or indirectly, concerning any Settlement Information.  The Parties hereto agree to take every precaution to disclose Settlement Information only to those employees, officers, directors, attorneys, accountants and other service professionals, and governmental entities who have a reasonable need to know of such Settlement Information.

8.             Nondisclosure of Confidential and Proprietary Information. Employee understands and agrees that his obligations to the Company under his existing Confidential Information and Invention Assignment Agreement between Employee and the Company (the “Confidentiality Agreement”) shall survive termination of his employment with the Company.  Employee warrants that at all times in the past he has been, and agrees that at all times hereafter he shall continue to be, in compliance with his obligations to maintain the confidentiality of all confidential and proprietary information of the Company as provided by the Confidentiality

Agreement and applicable law.  Employee expressly agrees that he shall not intentionally divulge, furnish or make available to any party any of the trade secrets, patents, patent applications, price decisions or determinations, marketing plans, business plans, product plans, inventions, customers, proprietary information or other intellectual property of the Company, until after such time as such information has become publicly known otherwise than by act of collusion of Employee. Employee acknowledges that, as a condition to his receipt of severance, he must return all of the Company’s property and confidential and proprietary information in his possession to the Company on or before the Effective Date of this Agreement, other than as explicitly set forth in Section 2(d).

9.             Non-Disparagement. Each Party agrees to refrain from any disparagement, criticism, defamation, slander of the other, or tortious interference with the contracts and relationships of the other.  Employee agrees that he shall continue to conduct himself in a professional manner that is supportive of the business of the Company.

10.           Authority.  The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement.  Employee represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement.  Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

11.           No Representations.  Neither Party has relied upon any representations or statements made by the other Party hereto which are not specifically set forth in this Agreement.

12.           Severability.  In the event that any provision hereof becomes or is declared by a court or other tribunal of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

13.           Forum. Each of the parties to this Agreement consents to the exclusive jurisdiction and venue of the courts of the state and federal courts located in Santa Clara County, California.

14.           Entire Agreement.  This Agreement and the Confidentiality Agreement represents the entire agreement and understanding between the Company and Employee concerning Employee’s separation from the Company, and supersedes and replaces any and all prior agreements and understandings concerning the termination of Employee’s relationship with the Company.

15.           No Oral Modification.  This Agreement may only be amended in writing signed by Employee and the Company.

16.           Governing Law.  This Agreement shall be governed by the laws of the State of California, without regard to its conflicts of law provisions.

17.           Effective Date.  This Agreement is effective upon expiration of the Revocation Period described in Section 5 and such date is referred to herein as the “Effective Date.”

18.           Counterparts.  This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

19.           Assignment.  This Agreement may not be assigned by Employee or the Company without the prior written consent of the other party.  Notwithstanding the foregoing, this Agreement may be assigned by the Company to a corporation controlling, controlled by or under common control with the Company without the consent of Employee.

20.           Voluntary Execution of Agreement.  This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims as set forth herein.  The Parties acknowledge that:

(a)           they have read this Agreement;

(b)           they have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(c)           they understand the terms and consequences of this Agreement and of the releases it contains; and

(d)           they are fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Separation Agreement and Release on the respective dates set forth below.

Latitude Communications, Inc.

Dated as of October 8, 2002	By:	/s/ Rick McConnell
Chief Executive Officer

EMIL WANG, an individual

Dated as of October 8, 2002	By:	/s/ Emil Wang